EXHIBIT 5.1



August 1, 1996



VISTA Information Solutions, Inc.
5060 Shoreham Place, Suite 300
San Diego, CA 92122

Re:      VISTA Information Solutions, Inc.
         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to VISTA Information Solutions, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of the offer and sale of 3,306,346 shares of the Company's Common Stock, $.01 par value (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 1, 1996 (the "Registration Statement"), on behalf of those certain selling shareholders named therein (the "Selling Shareholders"). The Shares being offered by the Selling Shareholders include (i) 2,462,820 shares of Common Stock (the "Merger Common Shares") acquired from the Company in connection with the merger of DataMap Acquisition Corp., a wholly-owned subsidiary of the Company, with VISTA Environmental Information, Inc. in 1995 (the "VISTA Merger"), (ii) 513,380 shares of Common Stock acquired from the Company upon conversion of the shares of Series C Convertible Preferred Stock (the "Series C Preferred") issued in connection with the VISTA Merger and upon the exercise of warrants issued in the VISTA Merger (the "Warrants") to purchase the Series C Preferred and the subsequent conversion thereof (the "Merger C Shares"), and (iii) 330,146 shares of Common Stock acquired from the Company upon conversion of the Company's Subordinated Convertible Debentures (the "Debentures") issued in October and November of 1995 (the "Debenture Shares").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

         1. The Company had all requisite corporate authority to issue the Merger Common Shares.

         2. The Company had all requisite corporate authority to issue the shares underlying the Warrants, the issuable upon conversion of the Series C Preferred and the Debentures.

         3. The Merger Common Shares, the Merger C Shares and the Debenture Shares being registered for resale under the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.



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We express no opinion with respect to laws other than those of the State of
Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,



/s/ OPPENHEIMER WOLFF & DONNELLY


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